EQUIPMENT FINANCING SCHEDULE NO. 1

This Equipment Financing Schedule (“Schedule”) is entered into by and between TRINITY CAPITAL INC. (“Trinity”) and CleanSpark, Inc., a Nevada corporation (“Company”) on April 22, 2022 (“Effective Date”), pursuant to that certain Master Equipment Financing Agreement dated as of April 22, 2022 (“Agreement”), which is fully incorporated herein by reference. This Schedule constitutes a separate financing instrument and will be effective for the Term, as defined below. Capitalized terms used here but not defined shall have the meaning ascribed to them in the Agreement.

1.
Equipment and Total Cost. This Schedule applies to the equipment as described, including their location, in Exhibit A, attached hereto and made part hereof (“Equipment”). Company shall tag all Equipment and upon Trinity’s request, shall provide Trinity with a listing of each item of Equipment, location as of the date of request, and serial number. The amount financed by Trinity under the Agreement for the Equipment is $20,000,000 (“Total Cost”).

2.
Term. This Schedule is subject to an Interim Term and a Full Term. Interim Term means that period of time which begins on the Effective Date and continues through the last day of the month in which this Schedule is signed by the parties. Full Term means that period of time which begins on the first day of the month following the Interim Term and continues for 36 months thereafter. Interim Term and Full Term are collectively referred to herein as the “Term”. Company may terminate this Schedule before the Term expires by providing Trinity with at least ninety (90) days’ prior written notice, which notice is irrevocable. On the proposed termination date, Company shall pay Trinity all amounts due under this Schedule, including all remaining finance fees, non-utilization fee (if applicable), and the end of Term payment, none of such amounts to be subject to any discount, offset, waivers, or reduction of any type, except as expressly provided herein.

3.
Payment, Fees, and Charges. Company shall pay Trinity as follows:

(a)
Structuring Fee applies to the Interim Term and is an amount equivalent to one-half of a Monthly Payment (as defined below), due and payable upon the execution of the Agreement or this Schedule.

(b)
Monthly Payment is the product of Total Cost multiplied by the monthly rate factor (.032198), and includes applicable taxes. The Monthly Payment is $643,960, due on the first of each month for the Term; provided, however, that upon the execution of the Agreement or this Schedule, Company shall deposit with Trinity the equivalent of one (1) Monthly Payment (i.e., $643,960). Subject to Company’s performance of its obligations under the Agreement, and provided no uncured Event of Default exists at the end of Term, then Trinity shall apply such deposit towards the last Monthly Payment.

(c)
Soft Costs include, but are not limited to, delivery costs, design and engineering costs, extended warranties, installation costs, related labor, leasehold improvements, maintenance and upgrade contracts, sales/use taxes, software, tradeshow booths, and training and upgrades to Equipment. None of the Total Cost shall constitute Soft Costs.

(d)
Late Charge shall be 10% of the amount in arrears, accruing monthly, and applied for the period such amount remains unpaid (or the highest late fee permitted by law if less than such amount).

(e)
Default Rate shall be the highest rate permitted by applicable law, provided in no event shall such rate exceed 1.5% per month of the overdue amount (or accelerated amount at the event of an acceleration of the entire amount due under the Schedules) for the period such amount remains unpaid.

FILENAME \* MERGEFORMAT Equipment Financing Schedule No. 1 - CleanSpark

4.
Voluntary Prepayment. Company may prepay all amounts due under this Schedule before the Term expires, including the unpaid Total Cost, all remaining finance fees (excluding any rate factor payment for future months), non-utilization fee (if applicable), and the End of Term Payment, subject to the Company’s payment of the additional premium set forth below (“Prepayment Premium”). The calculated Prepayment Premium shall be based on the following schedule:

i.
On or before the first anniversary of the Effective Date, the Prepayment Premium shall be equal to five percent (5.0%) of the Total Cost remaining to be paid.
ii.
After the first anniversary of the Effective Date until (including) the second anniversary of the Effective Date, the Prepayment Premium shall be equal to four percent (4.0%) of the Total Cost remaining to be paid.
iii.
After the second anniversary of the Effective Date but before the end of the Term, the Prepayment Premium shall be equal to three percent (3.0%) of the Total Cost remaining to be paid.

5.
End of Term Payment. Upon the expiration of the Term, or earlier termination by the Company pursuant to Section 2 above, Company shall pay to Trinity an amount equal to 5.0% of the Total Cost, exclusive of any applicable taxes and charges (the “End of Term Payment”).

6.
Landlord Waiver. Company shall obtain a landlord waiver for any leased location where the Equipment is or will reside, and shall promptly notify Trinity when location and/or landlord information changes. Trinity must be in receipt of landlord waiver(s) prior to Company shipping, moving or relocating any Equipment to any other leased location.

7.
Company Affirmation. Company hereby ratifies and affirms its obligations under the Agreement, including all representations and warranties, its obligations to pay any taxes due or which become due, and hereby confirms the Equipment was delivered, received, inspected, and determined by Company to have all applicable specifications, and accepted by Company. Trinity is hereby authorized to insert factually correct information as is necessary to complete this Schedule, or any documents related to this Schedule or the Equipment, including without limitation, the date of execution, the payment amount(s), and rate factor(s).

[Signature page follows]

FILENAME \* MERGEFORMAT Equipment Financing Schedule No. 1 - CleanSpark

“TRINITY”	“COMPANY”

TRINITY CAPITAL INC. a Maryland corporation By: /s/ Sarah Stanton Name: Sarah Stanton Title: General Counsel and Secretary 1 North 1st Street, Third floor Phoenix, AZ 85004 Phone: 480-374-5350	CleanSpark, Inc. a Nevada corporation By: /s/ Zach Bradford Name: Zach Bradford Title: Chief Executive Officer Address: Phone:

FILENAME \* MERGEFORMAT Equipment Financing Schedule No. 1 - CleanSpark